AMENDED AND RESTATED

SECURITIES PURCHASE AGREEMENT

by and among

CMS INTERNATIONAL VENTURES, L.L.C.,

CMS CAPITAL L.L.C.,

CMS GAS ARGENTINA COMPANY

and

CMS ENTERPRISES COMPANY

and

AEI CHILE HOLDINGS LTD.

together with

ASHMORE ENERGY INTERNATIONAL

(for purposes of the Parent Guarantee)

Dated as of June 1, 2007
ARTICLE I

SALE AND PURCHASE OF SHARES AND NOTES

1.1 1.2 1.3 1.4 1.5 1.6 1.7	Sale and Purchase of Shares [Intentionally Omitted.] Sale and Purchase of Notes Purchase Price Closing Closing Deliveries Purchase Agreement Fee

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLER AND NOTE HOLDERS

2.1	Representations and Warranties of Seller

	2.1.1 2.1.2 2.1.3	Organization and Qualification Title to Shares Authority; Non-Contravention; Approvals.

2.1.4	Organization and Qualification of Companies and CMS-Inversiones; Capitalization.

	2.1.5 2.1.6 2.1.7	Brokers and Finders Financial Distress of Companies Subsidiaries No Other Representations and Warranties.

2.2	Representations and Warranties of the Note Holders

	2.2.1 2.2.2 2.2.3 2.2.4 2.2.5 2.2.6	Organization and Qualification Title to Notes Authority; Non-Contravention; Approvals. Brokers and Finders Financial Distress of Companies Subsidiaries No Other Representations and Warranties.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER WITH RESPECT TO THE COMPANIES SUBSIDIARIES

3.1 3.2 3.3 3.4 3.5 3.6 3.7 3.8	Capitalization and Title.
3.1.1Description
3.1.2No Consents to Liens
Financial Statements
Tax Matters
Compliance with Laws
Certain Contracts
Operating Company Notes
Financial Distress of Companies Subsidiaries
No Other Representations and Warranties

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

4.1 4.2 4.3	Organization and Qualification Authority; Non-Contravention; Approvals. Financing

4.4	Investment Intention; Sufficient Investment Experience; Independent Investigation; Financial Distress of Companies Subsidiaries.

4.5	Brokers and Finders

4.6	No Knowledge of Seller or Note Holders Breach

ARTICLE V

COVENANTS

5.1	Notification to the CNDC and ENARGAS; Negative Antitrust and ENARGAS Decision; Transfer of Shares to a Third Purchaser.

5.2 5.3 5.4 5.5 5.6 5.7 5.8 5.9 5.10 5.11	Access
Publicity
Fees and Expenses.
Right of First Offer
Further Assurances
Preservation of Records
Change of Name.
Resignations of Certain Officers and Directors
Releases of Certain Guarantees
Share Transfer

ARTICLE VI

CONDITIONS TO CLOSING

6.1 6.2 6.3	Conditions to the Obligations of the Parties Conditions to the Obligation of Purchaser Conditions to the Obligation of Seller

ARTICLE VII

TERMINATION

7.1	Termination

7.2	Effect of Termination

ARTICLE VIII

LIMITS OF LIABILITY; PARENT GUARANTEE

8.1	Non-Survival of Representations, Warranties, Covenants and Agreements.

8.2	Parent Guarantee.

ARTICLE IX

DEFINITIONS AND INTERPRETATION

9.1 9.2 9.3	Defined Terms Definitions Interpretation

ARTICLE X

GENERAL PROVISIONS

10.1 10.2 10.3 10.4 10.5 10.6 10.7 10.8 10.9 10.10 10.11 10.12 10.13	Notices
Binding Effect
Assignment; Successors; Third-Party Beneficiaries.
Amendment; Waivers; etc
Entire Agreement.
Severability
Counterparts
Governing Law
Arbitration
Limitation on Damages
Enforcement
No Right of Set-Off
Several Liability

EXHIBITS
Exhibit A	Seller Disclosure Letter

Exhibit B	Note Holders Disclosure Letter

SCHEDULES TO THE DISCLOSURE LETTERS APPENDED AS EXHIBITS
Seller Disclosure Letter

Schedule 2.1.2	Title to Shares

Schedule 2.1.3(c)	Seller Required Approvals

Schedule 2.1.3(d)	Other Approvals

Schedule 2.1.4(c)	Agreements in Connection with Shares

Schedule 3.1.1	Title and Capitalization

Schedule 3.1.2	Consents to Liens on Equity Interests of Companies Subsidiaries

Schedule 3.3	Tax Matters

Schedule 3.4	Compliance with Laws

Schedule 3.5	Certain Contracts

Note Holders Disclosure Letter

Schedule 2.2.2	Title to Notes

Schedule 2.2.3(c)	Note Holder Required Approvals

ADDITIONAL SCHEDULES TO STOCK PURCHASE AGREEMENT
Schedule 5.9	Resignations of Certain Officers and Directors

Schedule 5.10	Releases of Certain Guarantees

Schedule 9.2(a)	Purchaser Knowledge Group

Schedule 9.2(b)	Seller Knowledge Group

AMENDED AND RESTATED SECURITIES PURCHASE AGREEMENT

This AMENDED AND RESTATED SECURITIES PURCHASE AGREEMENT (as so amended and restated, hereinafter also referred to as this “Agreement”), dated as of June 1, 2007, is entered into by and among (i) CMS International Ventures, L.L.C., a limited liability company organized and existing under the laws of the State of Michigan (“Seller”), (ii) CMS Capital L.L.C., a limited liability company organized and existing under the laws of the State of Michigan (“CMS-Capital”), CMS Gas Argentina Company, a company organized and existing under the laws of the Cayman Islands (“CMS-Cayman”), and, CMS Enterprises Company, a corporation organized and existing under the laws of the State of Michigan (“CMS-Enterprises”; each of the Seller, CMS-Capital, CMS-Cayman, and CMS-Enterprises is also referred to herein as a “Note Holder” and, collectively, the “Note Holders”), (iii) AEI Chile Holdings Ltd., an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Purchaser”) and (iv) Ashmore Energy International, an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Parent”), solely for purposes of Section 8.2 and the beneficial owner of all of the shares of Purchaser. Each of Purchaser, Seller and the Note Holders are sometimes referred to individually herein as a “Party” and collectively as the “Parties”. Certain other terms are defined throughout this Agreement and in Section 9.2. (This Agreement shall be effective as of the date the board of directors of CMS Energy Corporation approves this Agreement as contemplated by Section 10.2 (the “Effective Date”)).

W I T N E S S E T H:

WHEREAS Seller owns all the issued and outstanding Equity Interests of (i) CMS Gas Transmission del Sur Company, a Cayman Islands company (“CMS-Gas”) and (ii) CMS Generation Investment Company V, a Cayman Islands company (“CMS-Generation”; each of CMS-Gas and CMS-Generation are sometimes referred to individually herein as a “Company” and collectively as the “Companies”, and all the issued and outstanding Equity Interests of the Companies are collectively referred to as the “Shares”);

WHEREAS CMS-Gas owns (i) 13.94% of the Equity Interests in Inversiones GasAtacama Holding Limitada, a Chilean limited company (the “Governing Company”); and (ii) 99% of the issued and outstanding Equity Interests of Compañía de Inversiones CMS Energy Chile Limitada, a Chilean limited liability entity (“CMS-Inversiones”);

WHEREAS CMS-Cayman currently owns 1% of the Equity Interests of CMS-Inversiones;

WHEREAS CMS-Cayman shall transfer its Equity Interest in CMS-Inversiones to CMS-Generation prior to the Closing Date;

WHEREAS CMS-Inversiones owns (i) 36.06% of the Equity Interests in the Governing Company, (ii) 0.001% of the Equity Interests in GasAtacama S.A., a Chilean closed corporation (the “Holding Company”) and (iii) 0.05% of the Equity Interests in each of the following Chilean closed corporations: GasAtacama Generación S.A., Gasoducto Atacama Chile S.A., and Gasoducto Atacama Argentina S.A.;

WHEREAS Holding Company owns (i) 99.9% of the Equity Interests in GasAtacama Generación S.A., (ii) 99.9% of the Equity Interests in Gasoducto Atacama Chile S.A., and (iii) 99.9% of the Equity Interests in Gasoducto Atacama Argentina S.A.;

WHEREAS Governing Company owns 100% of the Equity Interests in Atacama Finance Co.;

WHEREAS on March 15, 2006, Atacama Finance Co., a corporation incorporated and existing under the laws of the Cayman Islands issued as promissor the following promissory notes (i) to Seller for fifty-four million sixty-five thousand five hundred ninety-four dollars and forty-nine cents (U.S.$54,065,594.49) (the “Seller Note”), (ii) to CMS-Capital for eighty-seven million three hundred seventy-two thousand six hundred seventy-six dollars and twenty-three cents (U.S.$87,372,676.23) (the “CMS-Capital Note”), (iii) to CMS-Cayman for seven million seven hundred thirty-four thousand forty dollars and twenty-four cents (U.S.$7,734,040.24) (the “CMS-Cayman Note”), and (iv) to CMS Enterprises Investment Company I, which subsequently transferred and assigned to CMS-Enterprises a note for twenty-six million ninety-nine thousand eight hundred sixty-eight dollars (U.S.$26,099,868.00) (the “CMS-Enterprises Note”; each of the Seller Note, the CMS-Capital Note, the CMS-Cayman Note and the CMS-Enterprises Note is individually referred to as a “Note” and, collectively, as the “Notes”);

WHEREAS the Parties have entered into a Securities Purchase Agreement dated May 31, 2007 under which Purchaser agreed to purchase from Seller, and Seller agreed to sell to Purchaser, all of Seller’s Shares, and Purchaser agreed to purchase from the Note Holders, and the Note Holders agreed to sell to Purchaser, all of the Notes, all of the foregoing upon the terms and subject to the conditions set forth in such agreement (the “Prior Agreement”); and

WHEREAS the Parties desire to amend and restate the Prior Agreement in accordance with the terms hereof;

NOW, THEREFORE, in consideration of the mutual promises, covenants, representations and warranties made in this Agreement and of the mutual benefits to be derived therefrom, the Parties hereby agree to amend and restate the Prior Agreement as follows:

ARTICLE I

SALE AND PURCHASE OF SHARES AND NOTES

1.1 Sale and Purchase of Shares. Upon the terms and subject to the conditions of this Agreement, and simultaneously with the payment of the Purchase Price in accordance with Section 1.6 of this Agreement, at the Closing, Purchaser shall purchase from Seller, and Seller shall sell to Purchaser, good and valid title, free and clear of any Liens except those created by Purchaser arising out of ownership of the Shares by Purchaser, all of the Shares (the “Shares Transaction”).

1.2 [Intentionally Omitted.]

1.3 Sale and Purchase of Notes. Upon the terms and subject to the conditions of this Agreement, and simultaneously with the payment of the Purchase Price in accordance with Section 1.6 of this Agreement, at the Closing (a) Purchaser shall purchase from Seller, and Seller shall sell to Purchaser, the Seller Note (inclusive of all accrued and unpaid interest prior to the Closing Date); (b) Purchaser shall purchase from CMS-Capital, and CMS-Capital shall sell to Purchaser, the CMS-Capital Note (inclusive of all accrued and unpaid interest prior to the Closing Date); (c) Purchaser shall purchase from CMS-Cayman, and CMS-Cayman shall sell to Purchaser, the CMS-Cayman Note (inclusive of all accrued and unpaid interest prior to the Closing Date); and (d) Purchaser shall purchase from CMS-Enterprises (inclusive of all accrued and unpaid interest prior to the Closing Date), and CMS-Enterprises shall sell to Purchaser, the CMS-Enterprises Note (inclusive of all accrued and unpaid interest prior to the Closing Date). The transactions with respect to the Notes contemplated by this Section 1.3 are collectively referred to as the “Notes Transaction”, and together with the Shares Transaction, the “Transactions”).

1.4 Purchase Price. The consideration to be paid by Purchaser in respect of the Shares and the Notes shall be an aggregate amount in cash equal to Eighty Million dollars (US$80,000,000) in the legal currency of the United States of America (the “Purchase Price”).

1.5 Closing. The closing of the Transactions (the “Closing”) shall take place in New York, New York, at 10:00 a.m., local time, as soon as practicable, but in any event not later than the second (2nd) Business Day immediately following the date on which the last of the conditions contained in Article VI is fulfilled or waived (except for those conditions which by their nature can only be fulfilled at the Closing, but subject to the fulfillment or waiver of such conditions), or at such other place, time and date (the “Closing Date”) as the Parties may agree.

1.6 Closing Deliveries. At the Closing:

(a) Purchaser shall pay, or cause to be paid, to Seller (or any Affiliate designated by Seller prior to the Closing) an amount in cash equal to the Purchase Price (after application of amounts previously delivered to Seller pursuant to Section 1.7) for the Shares and Notes so delivered by Seller and the Note Holders, as applicable, by wire transfer of immediately available funds to the bank account or accounts designated by Seller prior to the Closing.

(b) Seller shall deliver to Purchaser (i) one or more instruments of transfer in respect of the Shares, duly executed in proper form for transfer and (ii) evidence of approval by the directors of each Company for entry in the “Register of Members” of each Company approving the transfer of the Shares to the respective transferee designated by Purchaser.

(c) Each Note Holder, as applicable, shall deliver to Purchaser its respective Note, duly endorsed “Without Recourse” (or accompanied by an instrument duly endorsed “Without Recourse”) in blank for transfer.

(d) Seller shall deliver to Purchaser all of the Companies and CMS-Inversiones accounting, tax, corporate and commercial books and records that are located in Seller’s headquarters offices in Michigan.

(e) Purchaser and CMS-Enterprises shall execute and deliver to each other an instrument pursuant to which CMS-Enterprises transfers all of CMS-Enterprises’ rights and obligations under the Consortium Agreement, and Purchaser accepts such transfer.

(f) Each Party shall deliver the certificates, agreements, instruments and other documents required to be delivered by it pursuant to Article VI.

1.7 Purchase Agreement Fee. Within two (2) Business Days of receipt of written notice that the board of directors of CMS Energy Corporation has approved this Agreement, and in consideration of the time expended and expense incurred by Seller and the Note Holders in negotiating and executing this Agreement, Purchaser shall pay to Seller Fifteen Million Dollars (US$15,000,000) in cash (the aggregate of such amount, plus any interest deemed earned thereon at the Specified Rate from (and including) the date hereof to (but excluding) the Closing Date or date of earlier termination of this Agreement, being referred to as the “Purchase Agreement Fee”), by wire transfer of immediately available funds in United States dollars to the bank account or accounts that have been designated by Seller. The Purchase Agreement Fee will be deemed to earn interest at the Specified Rate. Notwithstanding any provision to the contrary contained herein, the Purchase Agreement Fee shall be nonrefundable by Seller; provided, however, the Purchase Agreement Fee shall be refundable in the event that this Agreement is terminated in accordance with Article VII, except Section 7.1(f), in which event Seller shall pay to Purchaser, no later than five (5) Business Days following the effective date of such termination, an amount equal to the Purchase Agreement Fee received by it pursuant to this Section 1.7 by wire transfer of immediately available funds in United States dollars to the bank account or accounts designated by Purchaser. The Purchase Agreement Fee shall be credited against (x) the Purchase Price payable at Closing to Seller or any Affiliate designated by Seller or (y) if this Agreement is terminated (other than pursuant to Section 7.1(a)), the Damages, if any, owed by Purchaser to Seller arising out of breach of this Agreement by Purchaser. The Purchase Agreement Fee shall not be deemed to be a liquidated damages payment for any breach by Purchaser of this Agreement. If Seller fails to refund the Purchase Agreement Fee within five (5) Business Days of Seller becoming obligated hereunder to make such a refund, the amount thereof shall bear default interest at a rate equal to LIBOR plus two per cent (2%) per annum.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLER AND NOTE HOLDERS

2.1 Representations and Warranties of Seller. Except as otherwise disclosed in the Seller Disclosure Letter attached hereto as Exhibit A (the “Seller Disclosure Letter”), Seller represents and warrants, as to itself only, and in connection with the Shares Transaction only, to Purchaser as follows in this Section 2.1:

2.1.1 Organization and Qualification. Seller is a limited liability company duly formed and validly existing under the laws of the State of Michigan, and has full power and authority to own, lease and operate its assets and properties and to conduct its business as presently conducted, except where the failure to have such power and authority would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

2.1.2 Title to Shares. As of the Closing Date, Seller will be the lawful record and beneficial owner of the Shares set forth opposite its name in Schedule 2.1.2 of the Seller Disclosure Letter, free and clear of any and all Liens, except for Liens created by this Agreement. The Shares constitute all of the issued and outstanding Equity Interests in the Companies. The transfer of the Shares to Purchaser in the manner contemplated under Article I, simultaneously with the payment by Purchaser of the Purchase Price to Seller, shall transfer to Purchaser valid beneficial and legal title to the Shares. There are no outstanding options, warrants or other rights of any kind to acquire from Seller or any of its Affiliates any Shares or securities convertible into or exchangeable for, or which otherwise confer on the holder thereof any right to acquire from Seller any Shares, nor is Seller committed to issue any such option, warrant, right or security.

2.1.3 Authority; Non-Contravention; Approvals.

(a) Authority. As of the Effective Date Seller has full power and authority to enter into this Agreement and, subject to receipt of the Seller Required Approvals, to consummate the transactions to be effected by Seller as contemplated hereby. As of the Effective Date the execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the transactions to be effected by Seller as contemplated hereby shall have been duly and validly authorized by all requisite action on the part of Seller, and no other proceedings or approvals on the part of Seller shall thereafter be necessary to authorize this Agreement or to consummate the transactions to be effected by Seller as contemplated hereby. As of the Effective Date this Agreement shall have been duly executed and delivered by Seller and, assuming the due authorization, execution and delivery hereof by Purchaser, shall thereafter constitute the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as limited by applicable Law affecting the enforcement of creditors’ rights generally or by general equitable principles.

(b) Non-Contravention. Except for matters arising with respect to the regulatory or corporate status of Purchaser, the execution and delivery of this Agreement by Seller do not, and the consummation of the transactions contemplated hereby will not, result in any violation or breach of or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation under (any such violation, breach, default, right of termination, cancellation or acceleration is referred to herein as a “Violation”), or result in the creation of any Lien upon any of the properties or assets of Seller pursuant to any provision of (i) the Organizational Documents of Seller; (ii) any lease, mortgage, indenture, note, bond, deed of trust, or other written instrument or agreement of any kind to which it or any of its Affiliates is a party or by which it or any of its Affiliates may be bound; or (iii) any Law, Permit or Governmental Order applicable to it or any of its Affiliates, subject to obtaining the Seller Required Approvals; other than in the case of clauses (i), (ii) and (iii) any such Violation or Lien which would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

(c) Approvals. Except for the filings or approvals (i) set forth in Schedule 2.1.3(c) of the Seller Disclosure Letter (the “Seller Required Approvals”) and (ii) as may be required due to the regulatory or corporate status of Purchaser, no Consent of any Person is required to be made or obtained by Seller in connection with the execution and delivery of this Agreement or the consummation by Seller of the transactions to be effected by Seller as contemplated hereby, except those which the failure to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect. Schedule 2.1.3(d) sets forth other material consents, approvals, filings and notices that may be necessary, advisable or appropriate in connection with the transactions contemplated by this Agreement.

2.1.4 Organization and Qualification of Companies and CMS-Inversiones; Capitalization.

(a) Each Company and CMS-Inversiones has been duly formed, is validly existing and is in good standing (to the extent such concepts are recognized under applicable Law) under the laws of the jurisdiction of its formation, with full corporate power and authority to own or lease and to operate its properties and to conduct its business as presently conducted and is duly qualified to do business in all jurisdictions in which such qualification is necessary under applicable Law as a result of the conduct of its business or the operation of its properties.

(b) The authorized capital stock of the Companies consists of (i) for CMS-Gas, 50,000 ordinary shares, $1.00 par value, of which 100 shares are issued and outstanding, and (ii) for CMS-Generation, 50,000 ordinary shares, $1.00 par value, of which 100 shares are issued and outstanding. CMS-Inversiones was initially formed with subscribed capital of CLP 187,650,000,000.

(c) Except as (i) set forth in Schedule 2.1.4(c) of the Seller Disclosure Letter and (ii) provided for in the Organizational Documents of the Companies and of CMS-Inversiones, there are no subscriptions, options, warrants, calls, conversion, exchange, purchase right or other written contracts, rights, agreements or commitments of any kind obligating, directly or indirectly, the Companies or CMS-Inversiones to issue, transfer, sell or otherwise dispose of, or cause to be issued, transferred, sold or otherwise disposed of, any Equity Interests of the Companies or CMS-Inversiones or any securities convertible into or exchangeable for any such Equity Interests.

(d) None of the Companies or CMS-Inversiones has any material third party debt as of the date of this Agreement. As of the Closing Date, the only assets of the Companies and CMS-Inversiones will be the Equity Interests set forth on Schedule 3.1.1.

2.1.5 Brokers and Finders. Neither Seller nor any of its Affiliates has entered into any written agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other firm or Person to any broker’s or finder’s fee or any other commission or similar fee payable by Seller, its Affiliates or the Companies in connection with any of the transactions contemplated by this Agreement, except J.P. Morgan Securities Inc.

2.1.6 Financial Distress of Companies Subsidiaries. The business, operations and financial condition of the Companies Subsidiaries are subject to considerable distress, and the bankruptcy of one or more of the Companies Subsidiaries is a material probability or likelihood. To the extent that Seller or its Affiliates reasonably believes upon the advice of counsel such action to be required from a legal standpoint, a bankruptcy filing for one or more Companies Subsidiaries shall not constitute a breach of this Agreement or an event that constitutes a failure of condition to Closing or that gives rise to a right to terminate this Agreement. For the avoidance of doubt, under no circumstances shall Seller be required or expected to provide any equity or debt financing to any of the Operating Companies.

2.1.7 No Other Representations and Warranties.

EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE II (INCLUDING THE DISCLOSURE SCHEDULES), THE SELLER MAKES NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AND THE SELLER HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

2.2 Representations and Warranties of the Note Holders. Except as otherwise disclosed in the Note Holders Disclosure Letter attached hereto as Exhibit B (the “Note Holders Disclosure Letter”), each Note Holder severally and not jointly represents and warrants, as to itself only, and in connection with the Notes Transaction only, to Purchaser as follows in this Section 2.2:

2.2.1 Organization and Qualification. Each Note Holder is a legal entity duly formed and validly existing under the laws of the jurisdictions of its formation, and has the power and authority to own, lease and operate its assets and properties and to conduct its business as presently conducted, except where the failure to have such power and authority would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

2.2.2 Title to Notes. Each Note Holder is the lawful record and beneficial owner of each Note set forth opposite its name in Schedule 2.2.2 of the Note Holders Disclosure Letter, free and clear of any and all Liens. A true and correct copy of each Note, as amended from time to time through the date of this Agreement, has been made available to Purchaser prior to the date hereof. From December 31, 2006 through the date of this Agreement, none of the Note Holders have consented to any waiver of any of its rights under the applicable Notes.

2.2.3 Authority; Non-Contravention; Approvals.

(a) Authority. As of the Effective Date, each Note Holder has full power and authority to enter into this Agreement and to consummate the transactions to be effected by the Note Holder as contemplated hereby. As of the Effective Date, the execution, delivery and performance by each Note Holder of this Agreement and the consummation by each Note Holder of the transactions to be effected by the Note Holder as contemplated hereby shall have been duly and validly authorized by all requisite action on the part of each Note Holder, and no other proceedings or approvals on the part of a Note Holder shall thereafter be necessary to authorize this Agreement or to consummate the transactions to be effected by the Note Holder as contemplated hereby. As of the Effective Date, this Agreement shall have been duly executed and delivered by the Note Holders and, assuming the due authorization, execution and delivery hereof by Purchaser, shall thereafter constitute the legal, valid and binding obligation of each Note Holder, enforceable against the Note Holders in accordance with its terms, except as limited by applicable Law affecting the enforcement of creditors’ rights generally or by general equitable principles.

(b) Non-Contravention. Except for matters arising with respect to the regulatory or corporate status of Purchaser, the execution and delivery of this Agreement by the Note Holders do not, and the consummation of the transactions contemplated hereby will not, result in any Violation, or result in the creation of any Lien upon any of the properties or assets of the Note Holders pursuant to any provision of (i) the Organizational Documents of the Note Holders; (ii) any lease, mortgage, indenture, note, bond, deed of trust, or other written instrument or agreement of any kind to which the Note Holders are a party or by which they may be bound; or (iii) any Law, Permit or Governmental Order applicable to it, subject to obtaining the Note Holders Required Approvals; other than in the case of clauses (i), (ii) and (iii) any such Violation or Lien which would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

(c) Approvals. Except for the filings or approvals (i) set forth in Schedule 2.2.3(c) of the Note Holders Disclosure Letter (the “Note Holder Required Approvals”) and (ii) as may be required due to the regulatory or corporate status of Purchaser, no Consent of any Person is required to be made or obtained by any Note Holder in connection with the execution and delivery of this Agreement or the consummation by the Note Holders of the transactions to be effected by Note Holders as contemplated hereby, except those which the failure to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

2.2.4 Brokers and Finders. Neither the Note Holders nor any of their Affiliates have entered into any written agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other firm or Person to any broker’s or finder’s fee or any other commission or similar fee payable by any of the Note Holders or their Affiliates in connection with any of the transactions contemplated by this Agreement, except J.P. Morgan Securities Inc.

2.2.5 Financial Distress of Companies Subsidiaries. Purchaser acknowledges that the business, operations and financial condition of the Companies Subsidiaries are subject to considerable distress, and the bankruptcy of one or more of the Companies Subsidiaries is a material probability or likelihood. To the extent that Seller or its Affiliates reasonably believes upon the advice of counsel such action to be required from a legal standpoint, a bankruptcy filing for one or more Companies Subsidiaries shall not constitute a breach of this Agreement or an event that constitutes a failure of a condition to Closing or that gives rise to a right to terminate this Agreement. For the avoidance of doubt, under no circumstances shall Seller be required or expected to provide any equity or debt financing to any of the Operating Companies.

2.2.6 No Other Representations and Warranties.

EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE II (INCLUDING THE DISCLOSURE SCHEDULES), NONE OF THE NOTE HOLDERS MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AND EACH NOTE HOLDER HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER WITH RESPECT

TO THE COMPANIES SUBSIDIARIES

Except as disclosed in the Seller Disclosure Letter, Seller represents and warrants to Purchaser as follows in this Article III (provided that each representation and warranty made by Seller in this Article III is made solely to the Knowledge of Seller):

3.1 Capitalization and Title.

3.1.1 Description. Set forth on Schedule 3.1.1 of the Seller Disclosure Letter for each of the Companies Subsidiaries and CMS-Inversiones is (i) its jurisdiction of formation; (ii) its authorized Equity Interests; (iii) the number of its issued and outstanding Equity Interests; and (iv) the names of the owners of its issued and outstanding Equity Interests.

3.1.2 No Consents to Liens. From December 31, 2006 through the date of this Agreement, none of Seller, the Governing Company or the Holding Company has consented to the creation of any Liens on the Equity Interests of any of the Companies Subsidiaries, except as set forth in Schedule 3.1.2 of the Company Disclosure Letter.

3.2 Financial Statements. The audited balance sheet as at December 31, 2006 and the related audited statements of income and of cash flows for the year then ended for each Companies Subsidiary (individually, a “Company Subsidiary Financial Statement” and, collectively, the “Companies Subsidiaries Financial Statements”) have been provided to Purchaser prior to the date of this Agreement. As of the respective dates thereof, each Companies Subsidiary Financial Statement fairly presents in all material respects the financial position of the respective Companies Subsidiary as of December 31, 2006, and the results of such Companies Subsidiary’s operations and cash flows for the period indicated (except for normal and recurring year-end adjustments) in conformity with Chilean GAAP in accordance with the terms thereof); provided that no representation is made by Seller with respect to whether any write-off or other adjustment of asset values would have been appropriate as of any such dates. From December 31, 2006 through the date of this Agreement, Seller has not approved the incurrence of any third party debt by any of the Companies Subsidiaries, nor is Seller aware of any such incurrence during such period.

3.3 Tax Matters. Except as set forth in Schedule 3.3 of the Seller Disclosure Letter, each of the Companies Subsidiaries has, or, in each case, a Person acting on its behalf has as of the date of this Agreement filed with the appropriate Governmental Entity all material Tax Returns required to have been filed by it. No material audits or other proceedings are pending, as of the date hereof, with regard to any material Taxes or Tax Returns.

3.4 Compliance with Laws. Except as set forth in Schedule 3.4 of the Seller Disclosure Letter, as of the date of this Agreement none of the Company, any Companies Subsidiary or CMS-Inversiones has received written notice of or has been charged with any violation of, nor is it under investigation with respect to any violation of, any applicable Law (including any applicable foreign corrupt practices Law) or applicable Governmental Order, except in each case for violations which would not reasonably be expected to have, individually or in the aggregate, a Companies Material Adverse Effect.

3.5 Certain Contracts. Purchaser has been provided with a true and correct copy of each contract identified in Schedule 3.5 of the Seller Disclosure Letter. As of the date of this Agreement, no party to the contracts identified in Schedule 3.5 of the Seller Disclosure Letter is in breach or default thereunder, except in each case for any breach or default that would not reasonably be expected to have, individually or in the aggregate, a Companies Material Adverse Effect.

3.6 Operating Company Notes. Purchaser has been provided with a true and correct copy of each promissory note issued by any Operating Company in favor of Atacama Finance Co. as in effect as of the date hereof (the “Operating Company Notes”). From December 31, 2006 through the date of this Agreement, the Seller has not consented to any waiver of any rights of Atacama Finance Co. under any of the Operating Company Notes nor is Seller aware of any such waiver during such period.

3.7 Financial Distress of Companies Subsidiaries. THE BUSINESS, OPERATIONS AND FINANCIAL CONDITION OF THE COMPANIES SUBSIDIARIES ARE SUBJECT TO CONSIDERABLE DISTRESS, AND THE BANKRUPTCY OF ONE OR MORE OF THE COMPANIES SUBSIDIARIES IS A MATERIAL PROBABILITY OR LIKELIHOOD. TO THE EXTENT THAT SELLER OR ITS AFFILIATES REASONABLY BELIEVES UPON THE ADVICE OF COUNSEL SUCH ACTION TO BE REQUIRED FROM A LEGAL STANDPOINT, A BANKRUPTCY FILING FOR ONE OR MORE COMPANIES SUBSIDIARIES SHALL NOT CONSTITUTE A BREACH OF THIS AGREEMENT OR AN EVENT THAT CONSTITUTES A FAILURE OF CONDITION TO CLOSING OR THAT GIVES RISE TO A RIGHT TO TERMINATE THIS AGREEMENT. FOR THE AVOIDANCE OF DOUBT, UNDER NO CIRCUMSTANCES SHALL SELLER BE REQUIRED OR EXPECTED TO PROVIDE ANY EQUITY OR DEBT FINANCING TO ANY OF THE OPERATING COMPANIES.

3.8 No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE III (INCLUDING THE DISCLOSURE SCHEDULES), THE SELLER MAKES NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO THE COMPANIES SUBSIDIARIES, AND THE SELLER HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY WITH RESPECT TO THE COMPANIES SUBSIDIARIES.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller and to the Note Holders as follows in this Article IV:

4.1 Organization and Qualification. Purchaser is an exempt company with limited liability, duly formed, validly existing and in good standing under the laws of Cayman Islands. Purchaser has full power and authority to own, lease and operate its assets and properties and to conduct its business as presently conducted. Purchaser is duly qualified to do business and in good standing as a foreign corporation in all jurisdictions in which such qualification is necessary under applicable Law as a result of the conduct of its business or the ownership of its properties, except for those jurisdictions where failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

4.2 Authority; Non-Contravention; Approvals.

(a) Authority. Purchaser has full power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Purchaser of this Agreement and the consummation by Purchaser of the transactions contemplated hereby have been duly and validly authorized by all requisite action on the part of Purchaser, and no other proceedings or approvals on the part of Purchaser are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery hereof by each other Party, constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as limited by applicable Law affecting the enforcement of creditors’ rights generally or by general equitable principles.

(b) Non-Contravention. The execution and delivery of this Agreement by Purchaser do not, and the consummation of the transactions contemplated hereby will not, result in any Violation or result in the creation of any Lien upon any of the respective properties or assets of Purchaser pursuant to any provision of (i) the Organizational Documents of Purchaser, as the case may be; (ii) any lease, mortgage, indenture, note, bond, deed of trust, or other written instrument or agreement of any kind to which Purchaser is a party or by which Purchaser may be bound; or (iii) any Law, Permit or governmental order applicable to Purchaser; other than in the case of clauses (i), (ii) and (iii) for any such Violation or Lien that would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

(c) Approvals. Except for the filings or approvals as may be required due to the regulatory or corporate status of Seller or any Company, no Consent of any Governmental Entity is required to be made or obtained by Purchaser in connection with the execution and delivery of this Agreement or the consummation by Purchaser of the transactions contemplated hereby, except those which the failure to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

4.3 Financing. Purchaser has, and will have at the Closing, available cash and/or credit capacity, either in its accounts, through binding and enforceable credit arrangements or borrowing facilities or otherwise, (i) to pay the Purchase Price at the Closing, (ii) to pay all fees and expenses required to be paid by Purchaser in connection with the transactions contemplated by this Agreement, and (iii) to perform all of its other obligations hereunder.

4.4 Investment Intention; Sufficient Investment Experience; Independent Investigation; Financial Distress of Companies Subsidiaries.

(a) Purchaser understands that the purchase of the Shares and Notes pursuant to the terms of this Agreement involves substantial risk. Purchaser has such knowledge and experience in financial and business matters that it is capable of evaluating the Companies, the Companies Subsidiaries and the Notes and the merits and risks of an investment in the Shares and the Notes. Purchaser has been given adequate opportunity to examine all documents provided by, conduct due diligence and ask questions of, and to receive answers from, Seller, the Companies, the Companies Subsidiaries, the Note Holders and their respective representatives concerning the Companies, the Companies Subsidiaries, the Notes and Purchaser’s investment in the Shares and the Notes. Purchaser acknowledges and affirms that it has completed its own independent investigation, analysis and evaluation of the Companies, the Companies Subsidiaries and the Notes and that it has made all such reviews and inspections of the business, assets, results of operations and condition (financial or otherwise) of the Companies and the Companies Subsidiaries as it has deemed necessary or appropriate, and that in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby it has relied on its own independent investigation, analysis, and evaluation of the Companies, the Companies Subsidiaries and the Notes and the representations and warranties of the Seller and the Note Holders set forth in Articles II and III, as applicable. Purchaser acknowledges and agrees that it is deemed to have reviewed and have knowledge of the information made available in the data room, through management meetings and site visits, and that no such information shall form the basis for a breach or inaccuracy of any representation or warranty of Seller or the Note Holders set forth in this Agreement.

(b) Purchaser acknowledges that the business operations and financial condition of the Companies Subsidiaries are subject to considerable distress, and that the bankruptcy of one or more of the Companies Subsidiaries is a material probability or likelihood. Purchaser further acknowledges that it has had a full opportunity to investigate the business and affairs of the Companies Subsidiaries with respect to these issues and understands the risks of their financial failure. Purchaser and its Affiliates have acknowledged and agreed to take all risk of insolvency and/or bankruptcy of the Companies and the Companies Subsidiaries, including without limitation, a filing for insolvency by any Company or any of the Companies Subsidiaries or a declaration of insolvency, or similar Governmental Order, by any Governmental Entity. Any such declaration or Governmental Order shall, with respect to Seller or any Note Holder, under no circumstance constitute a breach of any obligation, representation, warranty, covenant or condition to Closing, nor shall otherwise constitute an event giving rise to the right of Purchaser to modify or terminate its obligations to close the Transactions pursuant to the Agreement. Purchaser further agrees that prior to the Closing, to the extent that Seller or its Affiliates reasonably believes upon the advice of counsel such action to be required from a legal standpoint, Seller and its Affiliates shall have the right to effect a bankruptcy filing for one or more Companies Subsidiaries in their sole discretion after consultation with Purchaser, and that such bankruptcy filings shall not constitute a breach of this Agreement or an event that constitutes a failure of condition to Closing or an event that gives rise to a right to terminate this Agreement. For the avoidance of doubt, under no circumstances shall Seller be required or expected to provide any equity or debt financing to any of the Operating Companies.

4.5 Brokers and Finders. Purchaser has not entered into any written agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other firm or Person to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, except Credit Suisse Securities (USA), LLC, whose fees and expenses will be paid by Purchaser in accordance with such party’s agreement with such firm.

4.6 No Knowledge of Seller or Note Holders Breach. Neither Purchaser nor any of its Affiliates has Knowledge of any breach or inaccuracy, or of any facts or circumstances which may constitute or give rise to a breach or inaccuracy, of any representation or warranty of Seller or the Note Holders set forth in this Agreement.

ARTICLE V

COVENANTS

5.1 Notification to the CNDC and ENARGAS; Negative Antitrust and ENARGAS Decision; Transfer of Shares to a Third Purchaser.

(a) Notification of the Transactions to the CNDC and ENARGAS. Within seven (7) days from the Closing Date, and at any subsequent date that may be required by instruction of the CNDC and/or ENARGAS, Seller and Purchaser shall (i) cooperate with one another and file all notifications, applications, registrations, filings, declarations and reports required under the Antitrust Law and the Gas Law relating to the Transactions, and (ii) use their reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable to obtain the Argentine Transaction Approvals.

(b) Negative Antitrust Decision and/or Negative ENARGAS Decision.

(i) Purchaser hereby expressly acknowledges and undertakes that the entire risk as to a Negative Antitrust Decision and/or Negative ENARGAS Decision and/or the issuance of any resolution, decree, judgment, injunction or other order, whether temporary, preliminary or permanent, oral or in writing, in each case pursuant to Antitrust Law and/or Gas Law, as the case may be, that may prohibit, prevent or restrict the consummation of the Transactions rests exclusively with Purchaser.

(ii) Purchaser shall be the sole responsible party to perform any and all actions required by the Negative Antitrust Decision and/or Negative ENARGAS Decision including, but not limited to, (x) a divesture of Purchaser’s businesses, product lines or assets in favor of a third party, at its own risk, cost and expense; and (y) appointment of the management of the Companies following directives by the CNDC or other antitrust authority. Notwithstanding anything contained herein to the contrary, none of Seller or its Affiliates shall be required to (A) divest any of its respective businesses, product lines or assets that are not transferred to Purchaser or (B) take or agree to take any other action or agree to any limitation that could reasonable be expected to (1) result in a adverse effect on its business, assets, condition (financial or otherwise) or (2) deprive Seller or any Note Holder, or any Affiliate of any of them, of any benefit of the Transactions

(iii) Each Party shall promptly give to the other Party notice of all information in its possession regarding the Negative Antitrust Decision and/or the Negative ENARGAS Decision or its consequences and promptly transmit to the other Party a copy of all documents received or sent in that respect. Each Party shall also respond promptly to any reasonable request for information from the other Party with respect to a Negative Antitrust Decision and/or Negative ENARGAS Decision or its consequences.

(iv) In furtherance of the foregoing, Seller shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions, as Purchaser may reasonably deem necessary to permit Purchaser to have complete control of the Companies as from the date hereof.

(c) Waiver by Purchaser. None of the Seller, its Affiliates or any of their respective officers, directors or employees shall be held liable for any loss or damage arising out of any of the events provided for in Section 5.1(b) hereof.

(d) [Intentionally Omitted.]

(e) Indemnification.

(i) Subject only to the terms and limitations set forth in this Section 5.1, Purchaser shall indemnify, defend and hold harmless Seller or any of its Affiliates and their respective directors, officers, employees, successors, permitted assigns, advisors, agents, or representatives (whether or not also indemnified by any other Person under any other document) from and against any penalties, fines, administrative sanctions, costs and expenses (including reasonable attorneys’ fees as provided in Section 5.1(e)(ii) below) which directly relate to, or arise out of, any of the events provided for in Section 5.1(b), including fines, penalties and/or administrative sanctions imposed, or handed down, by the CNDC, ENARGAS, the Secretariat of Internal Trade and/or any other agency, tribunal or court because the Transactions is ultimately deemed to breach the Antitrust Law and/or the Gas Law (a “Claim”).

(ii) Within five (5) days following the receipt by Seller of a Claim, Seller shall promptly give notice of such Claim to Purchaser in writing. Purchaser shall assume and control the defense of a Claim with counsel of their own choice it being understood, however, that Seller may retain, at its own cost, separate co-counsel and participate fully in the defense of the Claim with full access to all relevant information.

(iii) If a Claim involves a fine, penalty and/or an administrative sanction to Seller, then at Seller’s option Purchaser and Parent shall be jointly and severally liable to (i) pay the amount of the relevant fine, penalty and/or an administrative sanction; or (ii) deposit in escrow at Seller’s satisfaction the amount of the relevant fine, penalty and/or an administrative sanction. If Purchaser fails to timely pay or deposit the relevant amount of the fine, penalty and/or an administrative sanction, the outstanding amount thereof shall bear default interest at a rate equal to LIBOR plus two per cent (2%) per annum.

(iv) Notwithstanding Section 5.1(e)(iii), any and all expenses and/or costs incurred by Seller pursuant to Sections 5.1(b) and 5.1(e) (including, but not limited to, fines, penalties and/or an administrative sanctions) shall be reimbursed by Purchaser upon request by Seller within five (5) Business Days from the date of the request. If Purchaser fails to timely reimburse the expenses and/or costs incurred by Seller, the outstanding amount thereof shall bear default interest at a rate equal to LIBOR plus two per cent (2%) per annum.

(v) If Seller and Purchaser are found jointly liable of any Claim, Purchaser shall be the sole responsible for the payment and/or settlement of said Claim and Purchaser hereby waives any right of contribution or other right of recovery it may have against any Seller.

(vi) This Section 5.1 shall exclusively govern all Claims. For the avoidance of doubt, survival limitations contemplated in Section 8.1 hereof shall not apply to the indemnity undertakings assumed by Purchaser in this Section 5.1 regarding any Claim.

(f) Fees, Costs and Expenses. Except for Purchaser’s obligation to pay all fees, costs and expenses (including, without limitation, reasonable legal fees) incurred by the parties in connection with any Claim, each of the parties shall pay all fees, costs and expenses (including, without limitation, reasonable legal fees) incurred by it in connection with the filings made with the CNDC and ENARGAS in order to obtain the Antitrust Approval and the ENARGAS Approval.

5.2 Access. After the date hereof and prior to the Closing, Seller shall exercise the voting, governance and contractual powers available to it to request (subject to any legal, contractual, fiduciary, legal or similar obligation of Seller or any of its Affiliates, any director, officer or employee of Seller or any Seller Affiliate) the Operating Companies to permit Purchaser and its executive officers, managers, counsel, accountants and other representatives to have reasonable access, upon reasonable advance notice, during regular business hours, to the assets, employees, properties, books and records, businesses and operations relating to the Operating Companies as Purchaser may reasonably request including cooperating with Purchaser accounting personnel seeking to prepare U.S. GAAP financials for the Operating Companies; provided, however, that in no event shall Seller be obligated to provide any access or information if Seller determines, in good faith after consultation with counsel, that providing such access or information may be inconsistent with or otherwise violate applicable Law (including without limitation with respect to bankruptcy or insolvency, or applicable Law affecting creditors’ rights generally or general equitable principles), cause Seller or any Operating Company to breach a confidentiality obligation to which it is bound, or jeopardize any recognized privilege available to Seller or any Operating Company. Purchaser agrees to indemnify and hold Seller, any Seller Affiliate and any director, officer or employee of Seller or any Seller Affiliate harmless from any and all claims and liabilities, including costs and expenses for loss, injury to or death of any representative of Purchaser and any loss, damage to or destruction of any property owned by Seller, any Affiliate of Seller or the Operating Companies or others (including claims or liabilities for loss of use of any property) resulting directly or indirectly from the action or inaction of any of the employees, counsel, accountants, advisors and other representatives of Purchaser during any visit to the business or property sites of the Operating Companies prior to the Closing Date, whether pursuant to this Section 5.2 or otherwise. During any visit to the business or property sites of the Operating Companies, Purchaser shall, and shall cause its employees, counsel, accountants, advisors and other representatives accessing such properties to, comply with all applicable Laws and all of the Operating Companies’ safety and security procedures and conduct itself in a manner that could not be reasonably expected to interfere with the operation, maintenance or repair of the assets of the Operating Companies. Neither Purchaser nor any of its representatives shall conduct any environmental testing or sampling on any of the business or property sites of the Operating Companies prior to the Closing Date.

5.3 Publicity. Except as may be required by applicable Law or by obligations pursuant to any listing agreement with or rules or regulations of any national securities exchange, prior to the Closing none of Seller, the Note Holders, Purchaser nor any of their respective Affiliates shall, without the express written approval of Seller and Purchaser, make any press release or other public announcements concerning the transactions contemplated by this Agreement, except as and to the extent that any such Party shall be so obligated by applicable Law or pursuant to any such listing agreement or rules or regulations of any national securities exchange, in which case the other Parties shall be advised and the Parties shall use reasonable efforts to cause a mutually agreeable release or announcement to be issued.

5.4 Fees and Expenses.

(a) Except as provided in paragraph (b) below and Section 5.1 of this Agreement, whether or not the Closing occurs, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement (including, without limitation, any fees and expenses of investment bankers, brokers, finders, counsel, advisors, experts or other agents, in each case, incident to or in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (whether payable prior to, at or after the Closing Date)) shall be paid by the Party incurring such expense.

(b) Notwithstanding anything to the contrary set forth in this Agreement, Purchaser shall pay (i) any Tax (other than capital gains or general income tax) imposed with respect to the transactions contemplated by this Agreement and (ii) any out-of-pocket fees, costs and expenses incurred in connection with obtaining all Note Holders Required Approvals, Seller Required Approvals and Argentine Transaction Approvals (other than the Parties’ legal fees and expenses which are the subject of paragraph (a) above).

5.5 Right of First Offer. Promptly after this Agreement is approved by the board of directors of CMS Energy Corporation (but in no event later than the second Business Day after receipt thereof), Seller shall deliver to Endesa the right of first offer notice in accordance with the Consortium Agreement. Purchaser shall cooperate promptly with any requests of Seller or Endesa with respect to this Agreement and the transactions contemplated hereby.

5.6 Further Assurances. Subject to Section 5.1 of this Agreement, each of Seller and the Note Holders, as applicable, and Purchaser agrees that, from time to time before and after the Closing Date, they shall execute and deliver, and take, or cause their respective Affiliates to take, such other action, as may be reasonably necessary to carry out the purposes and intents of this Agreement (including without limitation Seller requesting Seller’s Cayman counsel and Chilean counsel to provide Purchaser the accounting, tax, corporate and commercial books and records of the Companies and CMS-Inversiones). Purchaser, the Note Holders and Seller agree to use reasonable efforts to refrain from taking any action which could reasonably be expected to materially delay the consummation of the Transactions.

5.7 Preservation of Records. Purchaser acknowledges and agrees that Seller may, from time to time, in the normal course of investigating, prosecuting and/or defending various ongoing matters which may relate to the Companies Subsidiaries or the businesses thereof, and will continue to have, a need (i) to refer to, and to use as evidence, certain books, records and other data, including electronic data maintained in computer files, relating to the Companies Subsidiaries and/or their businesses and (ii) for the support and cooperation of present or former employees of the Companies Subsidiaries in the event that such Persons’ assistance or participation is needed to aid in the defense or settlement of the such matters. Purchaser agrees that it shall, at its own expense, preserve and keep the records held by it relating to the respective businesses of the Companies Subsidiaries that could reasonably be required after the consummation of the transaction contemplated in this Agreement by Seller for a period of five (5) years; provided, however, that upon expiration of such period, as applicable, Purchaser shall give written notice to Seller if it or the custodian of such books and records proposes to destroy or dispose of the same. Seller shall have the opportunity for a period of thirty (30) days after receiving such notice to elect to have some or all of such books and records delivered, at Seller’s expense and risk, to a location chosen by Seller. In addition, Purchaser shall make such records available to Seller as may reasonably be required by Seller in connection with, among other things, any insurance claim, legal proceeding or governmental investigation relating to the respective businesses of Seller and its Affiliates, including the Companies Subsidiaries. Seller agrees to maintain the confidentiality of all information provided by Purchaser or the Companies Subsidiaries hereunder.

5.8 Change of Name.

(a) Notwithstanding anything to the contrary contained herein, within sixty (60) Business Days after the Closing Date, Purchaser shall have caused the Companies and all entities in which the Companies directly or indirectly holds an interest that have “CMS” or any similar derivations thereof in their name to be renamed without reference to “CMS” or any similar derivations thereof. On or after the Closing Date, Purchaser and its Affiliates shall not use existing or develop new stationery, business cards and other similar items that bear the name or mark of “CMS” or any similar derivation thereof in connection with the businesses of the Company or any of the Companies Subsidiaries.

(b) The Parties acknowledge that any damage caused to Seller or any of its respective Affiliates by reason of the breach by Purchaser or any of its Affiliates of Section 5.8(a), in each case would cause irreparable harm that could not be adequately compensated for in monetary damages alone; therefore, each Party agrees that, in addition to any other remedies, at law or otherwise; Seller and any of its respective Affiliates shall be entitled to an injunction issued by a court of competent jurisdiction restraining and enjoining any violation by Purchaser or any of its Affiliates of Section 5.8(a), and Purchaser further agrees that it (x) will stipulate to the fact that Seller or any of its respective Affiliates, as applicable, have been irreparably harmed by such violation and not oppose the granting of such injunctive relief and (y) waive any requirement that Seller post any bond or similar requirement in order for Seller to obtain the injunctive relief contemplated by this Section 5.8(b).

5.9 Resignations of Certain Officers and Directors. Upon the written request of Purchaser, the Seller shall cause, to the extent allowed by its voting power or any applicable organizational document, the resignations or removals at the Closing Date of the officers and directors and other persons set forth on Schedule 5.9 from their position as officer or director, or other management or employment position, of the Companies, the Companies Subsidiaries or CMS-Inversiones set forth opposite the name of such officer, director or person on Schedule 5.9 of the Seller Disclosure Letter.

5.10 Releases of Certain Guarantees. Purchaser and Seller shall cooperate to procure at or prior to the Closing the release by the applicable counterparty of any continuing obligation of Seller or its Affiliates with respect to any guarantee as set forth on Schedule 5.10 (“Guarantees”); provided that to the extent a release shall not have been obtained at the time of Closing with respect to any such Guarantee, Purchaser shall provide an indemnity (in form and substance satisfactory to Seller) to secure the obligations of Seller or its Affiliates with respect to each such Guarantee; provided, further, that any such indemnity with Seller, as beneficiary, shall remain in full force and effect for the same period from and after the Closing as any such corresponding Guarantee shall remain in place.

5.11 Share Transfer. Seller shall cause CMS-Cayman to transfer its 1% ownership interest in CMS-Inversiones to CMS-Generation prior to the Closing Date.

ARTICLE VI

CONDITIONS TO CLOSING

6.1 Conditions to the Obligations of the Parties. The obligations of the Parties to effect the Closing shall be subject to the satisfaction or waiver (to the extent permitted by Law) by Purchaser and Seller, or the Note Holders as applicable, on or prior to the Closing Date, of the following conditions precedent:

(a) No Injunction. Except for the Antitrust Approval and the ENERGAS Approval, no statute, rule or regulation shall have been enacted or promulgated by any Governmental Entity which prohibits the consummation of the transactions contemplated hereby and there shall be no order or injunction of a court of competent jurisdiction in effect precluding or prohibiting the consummation of the transactions contemplated hereby; provided, however, that should any such order or injunction be entered into or in effect, the Parties shall use reasonable efforts to have any order or injunction vacated or lifted.

(b) Right of First Offer. Seller shall have received a waiver from Endesa of the right of first offer set forth in the Consortium Agreement, or the waiting period with respect to the right of first offer thereunder shall have expired without exercise of such right by Endesa.

6.2 Conditions to the Obligation of Purchaser. The obligations of Purchaser to effect the Closing shall be subject to the satisfaction or waiver by Purchaser on or prior to the Closing Date of each of the following conditions:

(a) Performance of Obligations of Seller and the Note Holders. Each of Seller and the Note Holders shall have performed in all material respects its respective agreements and covenants contained in or contemplated by this Agreement which are required to be performed by them at or prior to the Closing.

(b) Representations and Warranties. The respective representations and warranties of Seller and the Note Holders set forth in this Agreement shall be true and correct (i) on and as of the date hereof and (ii) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time which need only be true and correct as of such date or time) except in each of cases (i) and (ii) for such failures of representations and warranties to be true and correct (without giving effect to any materiality qualification or standard contained in any such representations and warranties) that would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

(c) Officer’s Certificate. Purchaser shall have received a certificate from an authorized officer of Seller and one certificate from an authorized officer of each Note Holder other than the Seller, dated as of the Closing Date, to the effect that, to each of such officers’ knowledge, the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.

(d) Closing Deliverables. Purchaser shall have received all documents and other items required to be delivered by Seller and the Note Holders to Purchaser pursuant to Section 1.6.

6.3 Conditions to the Obligation of Seller. The obligation of Seller and the Note Holders to effect the Closing shall be subject to the satisfaction or waiver by Seller, or the Note Holders as applicable, on or prior to the Closing Date of each of the following conditions:

(a) Performance of Obligations of Purchaser. Purchaser shall have performed in all material respects its respective agreements and covenants contained in or contemplated by this Agreement which are required to be performed by it at or prior to the Closing.

(b) Representations and Warranties. The representations and warranties of Purchaser set forth in this Agreement shall be true and correct (i) on and as of the date hereof and (ii) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time which need only be true and correct as of such date or time) except in each of cases (i) and (ii) for such failures of representations and warranties to be true and correct (without giving effect to any materiality qualification or standard contained in any such representations and warranties) that would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

(c) [Intentionally omitted.]

(d) Officer’s Certificate. Seller shall have received a certificate from an authorized officer of Purchaser, dated as of the Closing Date, to the effect that, to the best of such officer’s knowledge, as applicable, the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied.

(e) Acceptance of the Consortium Agreement. Seller shall have received from the Purchaser a written agreement pursuant to which the Purchaser accepts the terms and conditions of the Consortium Agreement, consistent with the requirements of the Consortium Agreement.

(f) Releases of Certain Guarantees. The releases by the applicable counterparty of any continuing obligation of Seller or any of its Affiliates with respect to each Guarantee shall have been obtained in accordance with Section 5.10; provided that to the extent a release shall not have been obtained at Closing with any such Guarantee, Seller shall have received an indemnity (in form and substance satisfactory to Seller) to secure the obligations of Seller or its Affiliates with respect to each such Guarantee; provided, further, that any such indemnity with Seller, as beneficiary, shall remain in full force and effect for the same period from and after the Closing as any such corresponding Guarantee shall remain in place.

(g) Closing Deliverables. Seller shall have received all documents and other items required to be delivered by Purchaser to Seller pursuant to Section 1.6.

ARTICLE VII

TERMINATION

7.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a) by the mutual written agreement of Purchaser, the Note Holders and Seller;

(b) by Purchaser or Seller, if (i) a statute, rule, regulation or executive order shall have been enacted, entered or promulgated prohibiting the consummation of the transactions contemplated hereby or (ii) an order, decree, ruling or injunction shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby, and such order, decree, ruling or injunction shall have become final and non-appealable and the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall have used reasonable efforts to remove such order, decree, ruling or injunction;

(c) by Purchaser, by written notice to Seller, if the Closing Date shall not have occurred on or before such date that is sixty (60) days following the date hereof (the “Outside Date”) provided, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to Purchaser if its failure to fulfill any obligation under this Agreement shall have caused or resulted in the failure of the Closing Date to occur on or before such Extended Outside Date;

(d) by Seller, by written notice to Purchaser, if the Closing Date shall not have occurred on or before the Outside Date provided, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to Seller if it has failed to fulfill any obligation of Seller or the Note Holders under this Agreement and such failure shall have caused or resulted in the failure of the Closing Date to occur on or before such date;

(e) by Purchaser, so long as Purchaser is not then in material breach of any of its representations, warranties, covenants or agreements hereunder, by written notice to Seller, if there shall have been a material breach of any representation or warranty of Seller or the Note Holders, or a material breach of any covenant or agreement of Seller or the Note Holders hereunder, which breaches would be reasonably expected to have, individually or in the aggregate, a Seller Material Adverse Effect, and such breach shall not have been remedied within thirty (30) days after receipt by Seller or the Note Holders, as applicable, of notice in writing from Purchaser (a “Breach Notice”), specifying the nature of such breach and requesting that it be remedied or Purchaser shall not have received adequate assurance of a cure of such breach within such thirty-day period;

(f) by Seller, so long as Seller or the Note Holders are not then in material breach of any of their representations, warranties, covenants or agreements hereunder, by written notice to Purchaser, if there shall have been a material breach of any representation or warranty, or a material breach of any covenant or agreement of Purchaser hereunder, which breaches would reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect, and such breach shall not have been remedied within thirty (30) days after receipt by Purchaser of notice in writing from Seller, specifying the nature of such breach and requesting that it be remedied or Seller shall not have received adequate assurance of a cure of such breach within such thirty-day period; or

(g) in the event that Endesa exercises its right of first offer under the Consortium Agreement, upon the effectiveness of such exercise.

7.2 Effect of Termination. No termination of this Agreement pursuant to Section 7.1 shall be effective until notice thereof is given to the non-terminating Parties specifying the provision hereof pursuant to which such termination is made. Subject to Section 1.7, if validly terminated pursuant to Section 7.1, this Agreement shall, subject to Section 8.1, become wholly void and of no further force and effect without liability to any Party or to any Affiliate, or its respective members or shareholders, directors, officers, employees, agents, advisors or representatives, and following such termination no Party shall have any liability under this Agreement or relating to the transactions contemplated by this Agreement to any other Party; provided that no such termination shall (i) relieve the Parties from liability for fraud or any willful or intentional breach of any provision of this Agreement prior to such termination or (ii) relieve Purchaser from any liability for any breach of Purchaser’s representations or warranties contained in Section 4.3 (whether or not such breach is fraudulent, willful or intentional). If this Agreement is terminated as provided in Section 7.1, Purchaser shall redeliver to Seller or the Note Holders, as the case may be, and shall cause its agents to redeliver to Seller or the Note Holders, as the case may be, all documents, workpapers and other materials of Seller, the Companies and the Companies Subsidiaries and the Note Holders relating to any of them and the transactions contemplated hereby, whether obtained before or after the execution hereof, and Purchaser shall comply with all of its obligations under the Confidentiality Agreement.

ARTICLE VIII

LIMITS OF LIABILITY; PARENT GUARANTEE

8.1 Non-Survival of Representations, Warranties, Covenants and Agreements.

(a) Except as expressly provided in Section 8.1(b), none of the representations, warranties, covenants or agreements of Purchaser, the Note Holders or Seller in this Agreement shall survive the Closing, and no claim of any sort or on any basis may be made by any Party in respect of any breach of any such representation, warranty, covenant or agreement after the Closing, and no breach thereof shall confer any right of rescission of this Agreement. Except in respect of the representations, warranties, covenants and agreements referred to in Section 8.1(b) that survive the Closing and except as otherwise provided for in this Agreement, the sole remedy that a Party may have for a breach of any representation, warranty, covenant or agreement of Purchaser, the Note Holders or Seller in this Agreement shall be to terminate this Agreement to the extent provided for under, and in accordance with the terms of, this Agreement.

(b) The representations, warranties, covenants or agreements of Purchaser, Note Holders or Seller in this Agreement shall survive as follows:

(i) the representations and warranties of Seller contained in Sections 2.1.2 (Title to Shares) and 2.1.3(a) (Authority) shall survive for one year from the Closing Date;

(ii) the representations and warranties of the Note Holders contained in Sections 2.2.2 (Title to Notes) and 2.2.3(a) (Authority) shall survive for six months from the Closing Date;

(iii) the representations and warranties of Purchaser contained in Section 4.2(a) (Authority) shall survive for one year from the Closing Date;

(iv) the representations and warranties of Purchaser contained in Sections 4.4 (Investment Intention; Sufficient Investment Experience; Independent Investigation; Financial Distress) and 4.6 (No Knowledge of Seller or Note Holders Breach) shall survive indefinitely; and

(v) the covenants and agreements of the Parties contained in Sections 5.1 (Notification to the CNDC and ENARGAS; Negative Antitrust and ENARGAS Decision; Transfer of Shares to a Third Purchaser), 5.4 (Fees and Expenses), 5.6 (Further Assurances), 5.7 (Preservation of Records), 5.8 (Change of Name), 5.10 (Release of Certain Guarantee) and 7.2 (Effect of Termination), Article VIII (Limits of Liability) and Article X (General Provisions) shall survive indefinitely.

No claim or cause of action arising out of the inaccuracy or breach of any representation, warranty, covenant or agreement of Seller, the Note Holders or Purchaser may be made following the termination of the applicable survival period referred to in this Section 8.1(b). The Parties intend to shorten any statutory limitations applicable to the assertion of claims with respect to this Agreement, and agree that, after the Closing Date, with respect to Seller, the Note Holders and Purchaser, any claim or cause of action against any of the Parties, or any of their respective directors, officers, employees, Affiliates, successors, permitted assigns, advisors, agents, or representatives based upon, directly or indirectly, any of the representations, warranties, covenants or agreements contained in this Agreement, or any other written agreement, document or instrument to be executed and delivered in connection with this Agreement, may be brought only as expressly provided in this Article VIII.

(c) The liability of any Party in respect of which a notice of claim is given under this Agreement shall be (if such claim has not been previously satisfied, settled or withdrawn) absolutely determined and any claim made therein be deemed to have been withdrawn (and no new claim may be made in respect of the facts, event, matter or circumstance giving rise to such withdrawn claim) unless an action in respect of such claim in accordance with the terms contained herein shall have been commenced within six (6) months of the date of service of such notice (or such other period as may be agreed by the relevant Parties) and for this purpose actions shall not be deemed to have commenced unless they shall have been properly issued and validly served upon the relevant Party.

8.2 Parent Guarantee.

(a) For value received, Parent hereby fully, unconditionally and irrevocably guarantees to Seller (the “Parent Guarantee”) (x) the prompt and punctual payment of any amount Purchaser is required to pay under this Agreement, when and as the same shall become due and payable, subject as to such payment obligations to the terms and conditions of this Agreement, including, without limitation, the payment of the Purchase Price as provided by Section 1.6, and (y) the prompt and full performance when due by Purchaser of its obligations up to and through Closing under this Agreement. Parent’s guarantee obligations include the principal, interest, fines, fees, costs and other amounts that may be due and payable by Purchaser under this Agreement.

(b) The Parent Guarantee is a first demand guarantee and shall constitute an autonomous and independent obligation of Parent not being ancillary to the obligations of Purchaser under this Agreement. Parent hereby agrees to cause any such payment or performance to be made as if such payment or payment were made by Purchaser.

(c) Parent hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of a merger or bankruptcy of Purchaser, any right to require a proceeding first against Purchaser, protest or notice with respect to any amount payable by Purchaser under this Agreement and all demands whatsoever, and covenants that the Parent Guarantee will not be discharged except by (i) termination of this Agreement according to its terms, (ii) payment in full of all amounts due and payable under this Agreement, (iii) performance in full of all obligations due under this Agreement and (iv) payment of any Damages.

(d) The applicability of the Parent Guarantee shall not be affected or impaired by any of the following: (i) any extension of time, forbearance or concession given to Purchaser; (ii) any assertion of, or failure to assert, or delay in asserting, any right, power or remedy against Purchaser; (iii) any amendment of the provisions of this Agreement; (iv) any failure of Purchaser to comply with any requirement of any Law; (v) the dissolution, liquidation, reorganization or any other alteration of the legal structure of Purchaser; (vi) any invalidity or unenforceability of any provision of this Agreement; or (vii) any other circumstance (other than complete payment by Purchaser or Parent) which might otherwise constitute a legal or equitable discharge or defense of a surety or a guarantor.

(e) Parent shall be subrogated to all rights of Purchaser against Seller based on and to the extent of any amounts paid to Seller by Parent pursuant to the provisions of the Parent Guarantee.

ARTICLE IX

DEFINITIONS AND INTERPRETATION

9.1 Defined Terms. The following terms are defined in the corresponding Sections of this Agreement:

Defined Term	Section Reference
Agreement	Preamble
Arbitration Expenses	Section 10.9
Breach Notice	Section 7.1(e)
Closing	Section 1.5
Closing Date	Section 1.5
CMS-Capital	Preamble

CMS-Cayman	Preamble

CMS-Gas	Recitals

CMS-Generation	Recitals

CMS-Inversiones	Recitals

Claim	Section 5.1(e)(i)

Company/Companies	Recitals

Companies Subsidiaries Financial Statements	Section 3.2

Dispute	Section 10.9

Governing Company	Recitals

Guarantees	Section 5.10

Holding Company	Recitals

ICC	Section 10.9

Note/Notes	Recitals

Note Holders Disclosure Letter	Section 2.2

Note Holder Required Approvals	Section 2.2.3(c)

Note Holders	Preamble

Notes Transaction	Section 1.3

Operating Company Notes	Section 3.6

Outside Date	Section 7.1(c)

Panel	Section 10.9

Parent	Preamble

Party/Parties	Preamble

Prior Agreement	Recitals

Purchase Agreement Fee	Section 1.7

Purchase Price	Section 1.4

Purchaser	Preamble

Rules	Section 10.9

Seller	Preamble

Seller Disclosure Letter	Section 2.1

Seller Required Approvals	Section 2.1.3(c)

Seller Termination Date	Section 7.1(d)

Shares	Recitals

Shares Transaction	Section 1.1

Transactions	Section 1.3

Violation	Section 2.1.3(b)

9.2 Definitions. Except as otherwise expressly provided in this Agreement, or unless the context otherwise requires, whenever used in this Agreement, the following terms will have the meanings indicated below:

“Argentine Transaction Approvals” means the Antitrust Approval and the ENARGAS Approval.

“Affiliate” means, with respect to any Person or group of Persons, a Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Person or group of Persons.

“Antitrust Approval” is the approval of the Transactions without undertakings by the Republic of Argentina Secretariat of Internal Trade, or any agency or tribunal that may replace it in the future or that may be declared by a res judicata judgment to be empowered to issue a final decision on the Transactions, approving the same under the Antitrust Law.

“Antitrust Law” as regards the Republic of Argentina means Law No. 25,156 (as amended), Decree No. 89/2001, Resolution No. 40/2001 of the former Secretariat of Competition and Consumer Defense, Resolution No. 164/2001 of the former Secretariat of Competition, Deregulation and Consumer Defense, Resolution No. 26/2006 of the former Secretariat of Technical Coordination and any other law or regulation, administrative resolution and judicial decision addressing competition issues, including but not limited to the competition clearance of mergers, acquisitions or other business combinations.

“Business Day” means a day other than a Saturday, a Sunday or any other day on which banks are not required to be open or are authorized to close in New York, New York.

“Chilean GAAP” means generally accepted accounting principles in Chile, as in effect from time to time.

“CNDC” shall mean the Argentine Comisión Nacional de Defensa de la Competencia.

“Companies Material Adverse Effect” means any material adverse effect on the business properties, financial condition or results of operations of any of the Companies Subsidiaries; provided, however, that the term “Companies Material Adverse Effect” shall not include effects that result from or are consequences of (i) the current and prospective financial position of the Companies Subsidiaries, or the insolvency or bankruptcy of any of the Companies Subsidiaries, or the other matters contemplated by Section 4.4 of this Agreement, (ii) changes in financial, securities or currency markets, changes in prevailing interest rates or foreign exchange rates, changes in general economic conditions, changes in electricity, gas or other fuel supply and transmission and transportation markets, including changes to market prices for electricity, steam, natural gas or other commodities, or effects of weather or meteorological events, (iii) changes in Law, rule or regulation of, or the effect of any actions taken by, any Governmental Entity in Chile, Argentina or any other state or municipality in which any of the Companies Subsidiaries operates, (iv) events or changes that are consequences of hostility, terrorist activity, acts of war or acts of public enemies, (v) changes in accounting standards, principles or interpretations, (vi) any delay in the receipt of, or the failure to receive, the Argentine Transaction Approvals, (vii) breach of agreement, or failure to perform by any third party under a contract with any of the Companies Subsidiaries or (viii) actions taken or not taken solely at the request of Purchaser.

“Companies Subsidiaries” means, collectively, the Governing Company, the Holding Company and the Operating Companies.

“Companies Subsidiary” means, individually, each of the Governing Company, the Holding Company and each of the Operating Companies.

“Confidentiality Agreement” means the Confidentiality Agreement, dated February 22, 2007, between AEI Global Services Ltd., an Affiliate of Purchaser, and J.P. Morgan Securities Inc., on behalf of an Affiliate of Seller.

“Consent” means any consent, approval, authorization, order, filing, registration or qualification of, by or with any Person.

“Consortium Agreement” means the agreement dated as of May 19, 1997, by and between CMS Enterprises Company, a corporation organized and existing under the laws of the State of Michigan and Empresa Nacional de Electricidad S.A., a corporation organized and existing under the laws of the Republic of Chile, as amended from time to time.

“Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities or other Equity Interests, by contract or credit arrangement, as trustee or executor, or otherwise. Solely for the purpose of the preceding sentence, a company is “directly controlled” by another company or companies holding shares carrying the majority of votes exercisable at a general meeting (or its equivalent) of the first mentioned company; and a particular company is “indirectly controlled” by a company or companies (hereinafter called the “parent company or companies”) if a series of companies can be specified, beginning with the parent company or companies and ending with the particular company, so related that each company of the series except the parent company or companies is directly controlled by one or more of the preceding companies in the series.

“Damages” means Liabilities, demands, claims, suits, actions, or causes of action, losses, costs, expenses, damages and judgments, whether or not resulting from third party claims (including reasonable fees and expenses of attorneys and accountants).

“ENARGAS Approval” is the approval of the Transactions without undertakings by the Argentine Ente Nacional Regulador del Gas (ENARGAS), or any agency or tribunal that may replace it in the future or that may be declared by a res judicata judgment to be empowered to issue a final decision on the Transactions, approving the same under the Gas Law.

“Endesa” means Empresa Nacional de Electricidad S.A., a corporation organized and existing under the laws of the Republic of Chile.

“Equity Interests” means shares of capital stock or other equity interests of any Person, as the case may be.

“Gas Law” as regards the Republic of Argentina means Law No. 24,076 (as amended), Decree No. 1738/1992, Resolution ENARGAS N° 1976/2000 and any other law or regulation, administrative resolution and judicial decision addressing gas issues in relation to the Companies.

“Governmental Entity” means any federal, state, municipal or local governmental or quasi-governmental or regulatory authority, agency, court, commission or other similar entity in the United States or any non-U.S. jurisdiction.

“Governmental Order” means any order, decree, ruling, injunction, judgment or similar act of or by any Governmental Entity.

“Knowledge” when used (i) with respect to Purchaser means the actual knowledge of any fact, circumstance or condition of those officers of Purchaser or its Affiliates set forth on Schedule 9.2(a) and to the extent set forth on Schedule 9.2(a); and (ii) with respect to Seller, means the actual knowledge (without any obligation of inquiry or investigation) of any fact, circumstance or condition of those employees of Seller or its Affiliates set forth on Schedule 9.2(b), and to the extent set forth on Schedule 9.2(b).

“Law” means any law, statute, ordinance, regulation or rule of or by any Governmental Entity or any arbitrator.

“Liabilities” means any and all known liabilities or indebtedness of any nature (whether direct or indirect, absolute or contingent, liquidated or unliquidated, due or to become due, accrued or unaccrued, matured or unmatured, asserted or unasserted, determined or determinable and whenever or however arising).

“LIBOR” shall mean the one-month London interbank offered rate for deposits in the applicable currency as published by the British Bankers Association from time to time.

“Lien” means any lien, security interest, encumbrance or similar adverse claim.

“Negative Antitrust Decision” shall mean a resolution by the Republic of Argentina Secretariat of Internal Trade, or any agency or tribunal that may replace it in the future or that may be declared by a res judicata judgment to be empowered to issue a final decision on the Transactions, either prohibiting the Shares Transaction and/or Notes Transaction or conditioning it and/or them to the fulfilment of any unduly burdensome undertakings, in each case, exclusively based on the Antitrust Law.

“Negative ENARGAS Decision” shall mean a resolution by the ENARGAS, or any agency or tribunal that may replace it in the future or that may be declared by a res judicata judgment to be empowered to issue a final decision on the Transactions, either prohibiting the Shares Transaction and/or Notes Transaction or conditioning it and/or them to the fulfilment of any unduly burdensome undertakings, in each case, exclusively based on the Gas Law.

“Operating Companies” means, collectively, GasAtacama Generación S.A., Gasoducto Atacama Chile S.A., Gasoducto Atacama Argentina S.A., Progas S.A., Gasoducto Taltal S.A., Gasoducto Atacama Argentina S.A. (Sucursal Argentina), Atacama Finance Co. (Cayman Is.) and Energex Co. (Cayman Is.).

“Organizational Documents” means, with respect to any corporation, its articles or certificate of incorporation, memorandum or articles of association and by-laws or documents of similar substance; with respect to any limited liability company, its articles or certificate of organization, formation or association and its operating agreement or limited liability company agreement or documents of similar substance; with respect to any limited partnership, its certificate of limited partnership and partnership agreement or documents of similar substance; and with respect to any other entity, documents of similar substance to any of the foregoing.

“Permits” means all permits, licenses, franchises, registrations, variances, authorizations, Consents, orders, certificates and approvals obtained from or otherwise made available by any Governmental Entity or pursuant to any Law.

“Person” means any natural person, firm, partnership, association, corporation, company, joint venture, trust, business trust, Governmental Entity or other entity.

“Purchaser Material Adverse Effect” means any material adverse effect on (a) the business, assets, financial condition or results of operations of Purchaser and its Subsidiaries taken as a whole or (b) the ability of Purchaser to timely consummate the transactions contemplated by this Agreement or perform its respective obligations hereunder.

“Seller Material Adverse Effect” means any material adverse effect on the ability of Seller or any of the Note Holders to consummate the Transactions contemplated by this Agreement or perform its obligations hereunder.

“Specified Rate” means the per annum rate of interest published as the “Prime Rate” in The Wall Street Journal determined as of the date the obligation to pay interest arises.

“Subsidiary” means, with respect to any Person (for the purposes of this definition, the “parent”), any other Person (other than a natural person), whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by the parent or by one or more of its Subsidiaries or by the parent and any one or more of its Subsidiaries.

“Tax” or “Taxes” means federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, environmental, stamp, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value added, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any Governmental Entity.

“Tax Returns” means all tax returns, declarations, statements, reports, schedules, forms and information returns and any amendments to any of the foregoing relating to Taxes.

9.3 Interpretation. In this Agreement, unless otherwise specified, the following rules of interpretation apply:

(a) the section and other headings contained in this Agreement are for reference purposes only and do not affect the meaning or interpretation of this Agreement;

(b) words importing the singular include the plural and vice versa;

(c) references to the word “including” do not imply any limitation;

(d) the words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e) all accounting terms not otherwise defined herein have the meanings assigned thereto under Chilean GAAP; and

(f) references to “US$” refer to U.S. dollars.

ARTICLE X

GENERAL PROVISIONS

10.1 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given on if (a) delivered personally, (b) mailed by certified or registered mail with postage prepaid, (c) sent by next-day or overnight mail or delivery, or (d) sent by fax or telegram, as follows:

(a) if to Purchaser,

AEI Chile Holdings Ltd.
1221 Lamar, Suite 800
Houston TX 77010
Fax: 713.345.5352
Attention: Miguel Mendoza

with a copy to:

Ashmore Energy International
1221 Lamar, Suite 800
Houston TX 77010
Fax: 713.345.5352
Attention: General Counsel

(b) if to Seller or any Note Holder,

CMS International Ventures L.L.C.

One Energy Plaza

Jackson, MI 49201

Fax: 517-788-0121

Attention: General Counsel

with a copy to:

CMS Energy

One Energy Plaza

Jackson, MI 49201

Fax: 517-788-0121

Attention: General Counsel

or, in each case, at such other address as may be specified in writing to the other Parties.

All such notices, requests, demands, waivers and other communications shall be deemed to have been received, if by personal delivery, certified or registered mail or next-day or overnight mail or delivery, on the day delivered or, if by fax or telegram, on the next Business Day following the day on which such fax or telegram was sent, provided that a copy is also sent by certified or registered mail. For the purposes of this Section 10.1, notice to a Company shall not constitute notice to Seller, and vice versa, and notice to a Note Holder shall not constitute notice to any other Note Holder or to the Company, and vice versa.

10.2 Binding Effect.

(a) This Agreement amends, restates and supersedes the Prior Agreement in its entirety

(b) This Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, successors and permitted assigns; provided, however, that notwithstanding any other provision contained in this Agreement to the contrary (other than this proviso), the Parties acknowledge and agree that this Agreement shall be binding, in full force and effect, and enforceable against any Party and its respective heirs, successors and permitted assigns only on the condition that the execution and delivery of this Agreement by Sellers and the Note Holders, and the performance of their respective obligations hereunder, have been approved by the board of directors of CMS Energy Corporation, and if such approval by the board of directors of CMS Energy Corporation has not occurred on or before June 4, 2007, this Agreement shall be null and void and be of no further force or effect to and enforceable whatsoever against any Party hereto.

10.3 Assignment; Successors; Third-Party Beneficiaries.

(a) This Agreement is not assignable by any Party without the prior written consent of all of the other Parties and any attempt to assign this Agreement without such consent shall be void and of no effect.

(b) This Agreement shall inure to the benefit of, and be binding on and enforceable by and against, the successors and permitted assigns of the respective Parties, whether or not so expressed.

(c) This Agreement is intended for the benefit of the Parties hereto and does not grant any rights to any third parties unless specifically stated herein.

10.4 Amendment; Waivers; etc. No amendment, modification or discharge of this Agreement, and no waiver under this Agreement, shall be valid or binding unless set forth in writing and duly executed by the Party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the Party granting such waiver in any other respect or at any other time. The waiver by any of the Parties of a breach of or a default under any of the provisions of this Agreement, or any failure or delay to exercise any right or privilege under this Agreement, shall not be construed as a waiver thereof or otherwise affect any of such provisions, rights or privileges under this Agreement.

10.5 Entire Agreement.

(a) This Agreement (including the Exhibits and the Seller Disclosure Letter, the Note Holders Disclosure Letter and the Purchaser Disclosure Letter referred to in or delivered under this Agreement) and the Confidentiality Agreement contains the entire agreement between the parties relating to the subject matter of this Agreement to the exclusion of any terms implied by Law which may be excluded by contract and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to their subject matters. Each Party acknowledges that it has not been induced to enter this Agreement by and, in agreeing to enter into this Agreement, it has not relied on, any representations and warranties except as expressly stated or referred to in this Agreement.

(b) The liability of a Party shall be limited or excluded as set out in this Agreement if and to the extent such limitations or exclusions apply, except for fraud.

10.6 Severability. Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the Parties agree that the court making such determination, to the greatest extent legally permissible, shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

10.7 Counterparts. This Agreement may be executed and delivered (including via facsimile) in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

10.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to any conflicts of law principles of such State.

10.9 Arbitration. Any dispute, action, claim or controversy of any kind related to, arising from or in connection with this Agreement or the relationship of the parties under this Agreement (the “Dispute”) whether based on contract, tort, common law, equity, statute, regulation, order or any other source of law, shall be finally settled before the International Chamber of Commerce (“ICC”) under the Rules of Arbitration (the “Rules”) of the ICC by three (3) arbitrators designated by the Parties (the “Panel”). Seller, on the one hand, and Purchaser, on the other hand, shall each designate one arbitrator to serve on the Panel. The third arbitrator shall be designated by the two arbitrators designated by such parties. If either party fails to designate an arbitrator within thirty (30) days after the filing of the Dispute with the ICC, such arbitrator shall be appointed in the manner prescribed by the Rules. An arbitration proceeding hereunder shall be conducted in New York, New York, and shall be conducted in the English language. The decision or award of the Panel shall be in writing and shall be final and binding on the Parties. The Panel shall award the prevailing party all fees and expenses incurred in connection with the arbitration, including, without limitation, attorneys’ fees and costs, arbitration administrative fees charged by the ICC, Panel member fees and costs, and any other costs associated with the arbitration (the “Arbitration Expenses”); provided, however, that if the claims or defenses are granted in part and rejected in part, the Panel shall proportionately allocate between Seller or the Note Holders, as applicable, on the one hand, and Purchaser, on the other hand, the Arbitration Expenses in accordance with the outcomes. The Panel may only award damages as provided for under the terms of this Agreement and in no event may punitive, consequential and/or special damages be awarded. In the event of any conflict between the Rules and any provision hereof, this Agreement shall govern.

10.10 Limitation on Damages. No Party shall, under any circumstance, have any liability to any other Party for any special, indirect, consequential or punitive damages claimed by such other Party under the terms of or due to any breach or non-performance of this Agreement, including lost profits, loss of revenue or income, cost of capital, or loss of business reputation or opportunity.

10.11 Enforcement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not to be performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof in addition to any other remedies at law or in equity.

10.12 No Right of Set-Off. Purchaser, for itself and its successors and permitted assigns, hereby unconditionally and irrevocably waives any rights of set-off, netting, offset, recoupment, or similar rights that such Purchaser or any of its successors and permitted assigns has or may have with respect to the payment of the Purchase Price or any other payments to be made by Purchaser pursuant to this Agreement or any other document or instrument delivered by Purchaser in connection herewith.

10.13 Several Liability. Purchaser hereby acknowledges and understands that each of the representations, warranties, covenants and agreements of Seller and each of the Note Holders are made severally but not jointly.

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IN WITNESS WHEREOF, the Parties have executed this AMENDED AND RESTATED SECURITIES PURCHASE AGREEMENT as of the date first above written.

CMS INTERNATIONAL VENTURES, L.L.C.

By:	/s/ Thomas L. Miller

	Name: Title:	Thomas L. Miller Vice President

CMS CAPITAL, L.L.C.
By:	/s/ Thomas J. Webb
Name: Thomas J. Webb
Title: President and Chief Executive
Officer

CMS GAS ARGENTINA COMPANY

By:	/s/ Thomas L. Miller

	Name: Title:	Thomas L. Miller Vice President

CMS ENTERPRISES COMPANY
By:	/s/ Thomas J. Webb
Name: Thomas J. Webb

Title: Executive Vice President and Chief Financial Officer

AEI HOLDINGS CHILE, INC.

By:	/s/ Miguel A. Mendoza

	Name: Title:	Miguel A. Mendoza Authorized Representative

ASHMORE ENERGY INTERNATIONAL } By: /s/ Miguel A. Mendoza } Name: Miguel A. Mendoza Title: Authorized Representative ASHMORE ENERGY INTERNATIONAL
By:	/s/ Miguel A. Mendoza
Name: Miguel A. Mendoza
Title: Authorized Representative